Gulfstar Energy Corporation

                               Phone: 800-820-1632



January 19, 2011


                                  PRESS RELEASE



Gulfstar Energy Signs Letter of Intent for $90 Million Senior Credit Facility


Denver, Colorado - (January 19, 2011). Gulfstar Energy Corporation announced today that the company has signed a Letter of Intent (LOI) with Wright Capital Corporation for a $90 million dollar Senior Credit Facility.

The purpose of the funding will be used to complete the Timberline Acquisition and for further infrastructure completion and development on the Illinois Basin project in Western Kentucky.

Robert McCann, CEO of Gulfstar Energy stated, "The depth and experience Wright Capital offers Gulfstar as a financial and experienced oil and gas partner is invaluable. Their 40 year history in funding oil and gas companies aligns our mutual interest with our corporate strategy to consistently expand our asset, production, and earnings growth."

About the Company

Gulfstar Energy Corporation is an independent energy company engaged in the acquisition and development of oil and gas assets in the United States. Gulfstar currently owns and operates 20 miles of pipeline infrastructure on its 10,000 acre lease in the Illinois Basin.

Safe Harbor Statement


This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. We use words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "goal," "intend," "may," "plan," "project," "seek," "should," "target," "will," "would," variations of such words and similar expressions to identify forward-looking statements. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: the ability of Gulfstar to successfully integrate Timberline operations and employees; the ability to realize anticipated benefits of the proposed acquisition, including the expectation of greater revenue opportunities, operating efficiencies and cost savings; the ability to ensure continued performance and market growth of Timberline's business; continued turmoil in global financial markets and economies; the availability and cost of credit; the ability to successfully develop, introduce, and sell product and enhancements; changes in relationships with key customers, suppliers, distributors, resellers, and others as a result of the acquisition; the ability of the Company to locate and retain replacement executive officers and directors, and other factors affecting the oil and gas and energy industries generally. In addition, please refer to the risk factors contained in Gulfstar Energy Corporation's SEC filings available at www.sec.gov, including Gulfstar's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.